Exhibit 99.1

PRESS RELEASE

SiriusPoint Announces Jim McKinney as Chief Financial Officer

HAMILTON, Bermuda, May 23, 2024 - SiriusPoint Ltd. (“SiriusPoint” or the “Company”) (NYSE: SPNT), a global specialty insurer and reinsurer, has announced the appointment of Jim McKinney as Chief Financial Officer, effective June 3, 2024.

Throughout his 20+ year career, Jim has established a track record as a publicly listed CFO and for creating high performing finance functions. He has also played an instrumental role in leading companies through transformations to position them well for growth.

Jim will report to Chief Executive Officer, Scott Egan, as a member of SiriusPoint’s Executive Leadership Team. Commenting on his appointment, Scott said: “Jim’s deep and broad experience as a publicly listed CFO, and his understanding of operational excellence and transformation will be invaluable as we continue to improve our performance and execute our plans to deliver our ambition of being a best-in-class insurer and reinsurer.”

Jim was most recently the Executive Vice President and Chief Financial Officer of Kemper Corporation, where he led all aspects of its financial operations, including accounting, treasury, tax, financial planning and analysis, and internal audit. Prior to joining Kemper, Jim was Executive Vice President, Chief Financial Officer for Banc of California, and held various senior positions at organizations which include International Lease Finance Corporation and RBS Citizens Asset Finance.

Jim replaces current SiriusPoint Chief Financial Officer, Steve Yendall. Scott Egan said: “We thank Steve for his leadership of our finance function over the last 18 months. He leaves with our best wishes for the future.”

ENDS

About SiriusPoint

SiriusPoint is a global underwriter of insurance and reinsurance providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents and Program Administrators. With over $3.0 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Stable) from AM Best, S&P and Fitch, and A3 (Stable) from Moody’s. For more information please visit www.siriuspt.com.

SiriusPoint Contacts

Investor Relations

Dhruv Gahlaut, Head of Investor Relations and Chief Strategy Officer

Dhruv.gahlaut@siriuspt.com

+44 7514 659 918

Media

Sarah Hills, Rein4ce

Sarah.hills@rein4ce.co.uk

+ 44 7718882011